Marathon Oil Reports First Quarter 2023 Results
Returned $400 Million to Shareholders and Completed Ensign Integration

HOUSTON, May 3, 2023 - Marathon Oil Corporation (NYSE: MRO) reported first quarter 2023 net income of $417 million or $0.66 per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. Adjusted net income was $420 million or $0.67 per diluted share. Net operating cash flow was $865 million or $942 million before changes in working capital (adjusted CFO). Free cash flow was $333 million or $309 million before changes in working capital and including Equatorial Guinea (E.G.) distributions and other financing (adjusted FCF).

•Continued delivery against differentiated Return of Capital Framework, exceeding commitment to return at least 40% of adjusted CFO to shareholders
–Returned 42% of adjusted CFO to shareholders during first quarter, representing $397 million of total distributions; includes $334 million of share repurchases and $63 million base dividend
–Achieved cumulative shareholder distributions of $4.3 billion since substantially increasing return of capital in fourth quarter 2021 under current Return of Capital Framework
–Executed $3.9 billion of total share repurchases since fourth quarter 2021 that have driven a 22% reduction in outstanding share count and significant growth in all per-share metrics
•Strong first quarter financial and operational results with no changes to full-year production or capital spending guidance
–Generated first quarter FCF of $333 million and adjusted FCF of $309 million despite not receiving any E.G. cash dividends; expect E.G. cash dividends in excess of $200 million second quarter
–Delivered first quarter oil and oil-equivalent production of 186,000 net barrels of oil per day (bopd) and 396,000 net barrels of oil equivalent per day (boed)
•Completed Ensign Natural Resources integration ahead of schedule and brought 14 wells to sales during first quarter on acquired acreage with strong results
•Signed Heads of Agreement (HOA) that aligns all critical parties on next phases of the Equatorial Guinea Regional Gas Mega Hub
–Represents key step in realizing increased Alba equity gas exposure to global liquefied natural gas (LNG) pricing in 2024 under new contractual terms that are expected to drive significant improvement in E.G. earnings and cash flow
–Intended to further leverage and extend life of E.G. LNG facility through future processing of Aseng gas; bilateral agreement between E.G. and Cameroon expected to provide further Gas Mega Hub expansion opportunities

“First quarter adds to our track record of strong execution against our well-established Framework for Success, highlighted by a number of noteworthy accomplishments,” said Chairman, President, and CEO Lee Tillman. “We built on our return of capital leadership, distributing 42% of first quarter adjusted CFO to shareholders, exceeding our minimum commitment. With $2 billion of outstanding share repurchase authorization, we expect to continue buying back our stock to drive peer-leading growth in per-share metrics. We further strengthened our portfolio by successfully integrating the highly accretive Ensign Natural Resources asset ahead of schedule and signed an HOA to develop future phases of the E.G. Gas Mega Hub. Additionally, we improved our already investment grade balance sheet with $70 million of gross debt reduction and the recent $200 million remarketing of tax-exempt bonds at an attractive rate. In summary, we believe our Company remains well positioned to execute on a 2023 business plan that is resilient across a broad range of commodity prices and benchmarks at the very top of both the E&P sector and the S&P 500 on the metrics that matter most.”

Return of Capital
Marathon Oil’s percentage of CFO framework provides clear visibility to significant return of capital to equity investors, ensuring the shareholder gets the first call on cash flow generation and protecting shareholder distributions from capital inflation. In a $60/bbl WTI or higher price environment, the Company targets returning a minimum of 40% of CFO to equity investors. The Company remains on track to meet or exceed this minimum objective in 2023.

During first quarter, Marathon Oil returned 42% of adjusted CFO to equity investors, exceeding its minimum commitment. First quarter return of capital totaled $397 million, including $334 million of share repurchases and the $63 million base dividend.

Since significantly increasing return of capital to equity investors in fourth quarter 2021 under its current Return of Capital Framework, Marathon Oil has returned $4.3 billion to shareholders, including $3.9 billion of share repurchases that have reduced outstanding share count by 22%, contributing to significant growth in all per share metrics.

1Q23 Financials
CASH FLOW AND CAPEX: Net cash provided by operations was $865 million during first quarter or $942 million before changes in working capital. First quarter cash additions to property, plant and equipment totaled $532 million, while capital expenditures (accrued) totaled $601 million, consistent with the Company’s previously provided guidance for approximately 60% of 2023 capital expenditures to be concentrated in the first half of the year.

BALANCE SHEET AND LIQUIDITY: Marathon Oil ended first quarter with $178 million in cash and cash equivalents. The Company redeemed $70 million of 8.5% Senior Notes during first quarter on the maturity date. At quarter end, Marathon Oil had $2.1 billion of available borrowing capacity on its revolving credit facility that matures in 2027. On April 3, 2023, the Company closed a $200 million remarketing of tax-exempt bonds at an interest rate of 4.05% that matures July 1, 2026.

ADJUSTMENTS TO NET INCOME: The adjustments to net income for first quarter increased net income by $3 million, primarily due to dry well expense. This was partly offset by a gain on asset sale and the income impact associated with unrealized gains on derivative instruments.

1Q23 Operations
UNITED STATES (U.S.): U.S. production averaged 341,000 net boed for first quarter 2023. Oil production averaged 176,000 net bopd. The Company brought a total of 61 gross Company-operated wells to sales during first quarter in comparison to guidance for approximately 62 to 67 gross Company-operated wells to sales. U.S. unit production costs averaged $5.82 per boe during first quarter.

Marathon Oil’s first quarter Eagle Ford production averaged 144,000 net boed, including 75,000 net bopd of oil, with 36 gross Company-operated wells to sales. Bakken production averaged 95,000 net boed, including 63,000 net bopd, with 17 gross Company-operated wells to sales. Oklahoma, production averaged 54,000 net boed, including 12,000 net bopd. Permian production averaged 45,000 net boed, including 25,000 net bopd, with eight gross Company-operated wells to sales. The Company also brought five gross wells to sales during first quarter in Oklahoma under its joint venture program.

ENSIGN NATURAL RESOURCES: As previously announced, Marathon Oil closed on the acquisition of the Eagle Ford assets of Ensign Natural Resources on Dec. 27, 2022. Integration of the asset has progressed ahead of schedule, with transition activities now complete. Of the total 36 Eagle Ford wells to sales during first quarter, 14 were on the recently acquired Ensign acreage in the condensate window of Karnes and Live Oak Counties. These 14 wells have demonstrated top decile oil productivity in the Eagle Ford, as measured by average 30-day production rates.

INTERNATIONAL: E.G. production averaged 55,000 net boed for first quarter 2023, including 10,000 net bopd. Unit production costs averaged $4.54 per boe. Net income from equity method investees totaled $80 million. There were no cash distributions from equity method companies during first quarter. However, Marathon Oil expects to receive cash dividends in excess of $200 million during second quarter. In addition, the previously announced planned second quarter E.G. turnaround was successfully completed. The planned turnaround is expected to reduce second quarter E.G. production by approximately 12,000 boed.

EQUATORIAL GUINEA HOA: During first quarter, Marathon Oil signed an HOA with the Republic of E.G. and Noble Energy E.G. Ltd, a Chevron company, to progress the development of the E.G. Regional Gas Mega Hub (GMH). The HOA aligns all critical parties on necessary commercial principles to advance the next phases (II and III) of the GMH, which is expected to further leverage and extend the life of E.G.’s world-class gas monetization infrastructure, including the E.G. LNG facility, into the next decade.

More specifically, Phase II is anticipated to process Alba Unit (MRO 64% interest) gas, from Jan. 1, 2024, under new contractual terms following the expiration of the legacy Henry Hub-linked Alba sales and purchase agreement at the end of this year. Phase II is expected to materially increase Marathon Oil’s exposure to global LNG pricing and drive significant improvement to E.G. earnings and cash flow. Phase III of the GMH is expected to facilitate gas processing from the Aseng Field at Punta Europa facilities. Beyond Phase III, a recently established bilateral agreement on cross-border oil and gas development between E.G. and Cameroon is expected to provide other opportunities to further expand the GMH through fast-track monetization of cross-border wet gas fields.

2023 Guidance
Marathon Oil’s originally provided 2023 production guidance remains unchanged, as does the Company’s 2023 capital spending guidance range of $1.9 to $2.0 billion, with approximately 60% of 2023 capital spending weighted to the first half of the year.

The Company’s 2023 business plan benchmarks at the top of its high-quality E&P peer group, as measured by expected shareholder distribution yield; FCF yield and FCF efficiency; capital efficiency; pre and post-dividend FCF breakeven; and growth in production per-share.

A slide deck and Quarterly Investor Packet will be posted to the Company’s website following this release. On Thursday, May 4, at 9 a.m. ET, the Company will conduct a question-and-answer webcast/call, which will include forward-looking information. The live webcast, replay and all related materials will be available at https://ir.marathonoil.com/.

About Marathon Oil
Marathon Oil (NYSE: MRO) is an independent oil and gas exploration and production (E&P) company focused on four of the most competitive resource plays in the U.S. - Eagle Ford, Texas; Bakken, North Dakota; STACK and SCOOP in Oklahoma and Permian in New Mexico and Texas, complemented by a world-class integrated gas business in Equatorial Guinea. The Company’s Framework for Success is founded in a strong balance sheet, ESG excellence and the competitive advantages of a high-quality multi-basin portfolio. For more information, please visit www.marathonoil.com.

Media Relations Contact:
Karina Brooks: 713-296-2191

Investor Relations Contacts:
Guy Baber: 713-296-1892
John Reid: 713-296-4380

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Non-GAAP Measures
In analyzing and planning for its business, Marathon Oil supplements its use of GAAP financial measures with non-GAAP financial measures, including adjusted net income (loss), adjusted net income (loss) per share, net cash provided by operating activities before changes in working capital (adjusted CFO), free cash flow, adjusted free cash flow, capital expenditures (accrued) and reinvestment rate.
Our presentation of adjusted net income (loss) and adjusted net income (loss) per share is a non-GAAP measure. Adjusted net income (loss) is defined as net income (loss) adjusted for gains or losses on dispositions, impairments of proved and certain unproved properties, changes in our valuation allowance, unrealized derivative gains or losses on commodity and interest rate derivative instruments, effects of pension settlements and curtailments and other items that could be considered “non-operating” or “non-core” in nature. Management believes this is useful to investors as another tool to meaningfully represent our operating performance and to compare Marathon to certain competitors. Adjusted net income (loss) and adjusted net income (loss) per share should not be considered in isolation or as an alternative to, or more meaningful than, net income (loss) or net income (loss) per share as determined in accordance with U.S. GAAP.
Our presentation of adjusted CFO is defined as net cash provided by operating activities adjusted for changes in working capital and is a non-GAAP measure. Management believes this is useful to investors as an indicator of Marathon’s ability to generate cash quarterly or year-to-date by eliminating differences caused by the timing of certain working capital items. Adjusted CFO should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of free cash flow is a non-GAAP measure. Free cash flow is defined as net cash provided by operating activities and cash additions to property, plant and equipment. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of adjusted free cash flow is a non-GAAP measure. Adjusted free cash flow before dividend (“adjusted free cash flow”) is defined as adjusted CFO, capital expenditures (accrued), and EG return of capital and other financing. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Adjusted free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of capital expenditures (accrued) is a non-GAAP measure. Capital expenditures (accrued) is defined as cash additions to property, plant and equipment adjusted for the change in capital accrual and additions to other assets. Management believes this is useful to investors as an indicator of Marathon’s commitment to capital expenditure discipline by eliminating differences caused by the timing of capital accrual and other items. Capital expenditures (accrued) should not be considered in isolation or as an alternative to, or more meaningful than, cash additions to property, plant and equipment as determined in accordance with U.S. GAAP.
Our presentation of reinvestment rate is a non-GAAP measure. The reinvestment rate in the context of adjusted free cash flow is defined as capital expenditures (accrued) divided by adjusted CFO. The reinvestment rate in the context of free cash flow is defined as cash additions to property, plant and equipment divided by net cash provided by operating activities. Management believes the reinvestment rate is useful to investors to demonstrate the Company’s commitment to generating cash for use towards investor-friendly purposes (which includes balance sheet enhancement, base dividend and other return of capital).
These non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the business and are a useful tool to help management and investors make informed decisions about Marathon Oil’s financial and operating performance. These measures should not be considered in isolation or as an alternative to their most directly comparable GAAP financial measures. A reconciliation to their most directly comparable GAAP financial measures can be found in our investor package on our website at https://ir.marathonoil.com/ and in the tables below. Marathon Oil strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding: the Company’s future capital budgets and allocations; future performance (both absolute and relative); expected free cash flow; reinvestment rates; returns to investors (including dividends and share repurchases, and the timing thereof); business strategy; capital expenditure guidance; production guidance; E.G. equity method income guidance; the timing and advancement of phases II and III of the GMH; future E.G. earnings, cash flow and cash dividends (and the timing thereof); the life of the E.G. LNG Facility; the Company’s future exposure to global LNG pricing; the impact of the recently established bilateral treaty on cross-border oil and gas development between E.G. and Cameroon; future commercial and other benefits of expected expanded development and other statements regarding management’s plans and objectives for future operations, are forward-looking statements. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “outlook,” “plan,” “positioned,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: conditions in the oil and gas industry, including supply/demand levels for crude oil and condensate, NGLs and natural gas and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the U.S. and Equatorial Guinea, including changes in foreign currency exchange rates, interest rates, inflation rates and global and domestic market conditions; actions taken by the members of the Organization of the Petroleum Exporting Countries (OPEC) and Russia affecting the production and pricing of crude oil and other global and domestic political, economic or diplomatic developments; capital available for exploration and development; risks related to the Company’s hedging activities; voluntary or involuntary curtailments, delays or cancellations of certain drilling activities; well production timing; liabilities or corrective actions resulting from litigation, other proceedings and investigations or alleged violations of law or permits; drilling and operating risks; lack of, or disruption in, access to storage capacity, pipelines or other transportation methods; availability of drilling rigs, materials and labor, including the costs associated therewith; difficulty in obtaining necessary approvals and permits; the availability, cost, terms and timing of issuance or execution of, competition for, and challenges to, mineral licenses and leases and governmental and other permits and rights-of-way, and our ability to retain mineral licenses and leases; non-performance by third parties of contractual or legal obligations, including due to bankruptcy; administrative impediments or unexpected events that may impact dividends or other distributions, and the timing thereof, from our equity method investees; changes in our credit ratings; hazards such as weather conditions, a health pandemic (including COVID-19), acts of war or terrorist acts and the government or military response thereto; security threats, including cybersecurity threats and disruptions to our business and operations from breaches of our information technology systems, or breaches of the information technology systems, facilities and infrastructure of third parties with which we transact business; changes in safety, health, environmental, tax and other regulations, requirements or initiatives, including initiatives addressing the impact of global climate change, air emissions, or water management; impacts of the Inflation Reduction Act of 2022; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2022 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at https://ir.marathonoil.com/. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Consolidated Statements of Income (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(In millions, except per share data)	2023	2022	2022
Revenues and other income:
Revenues from contracts with customers	$1,567	$1,603	$1,761
Net gain (loss) on commodity derivatives	15	15	(143)
Income from equity method investments	80	144	127
Net gain (loss) on disposal of assets	5	(39)	—
Other income	13	10	8
Total revenues and other income	1,680	1,733	1,753
Costs and expenses:
Production	201	181	152
Shipping, handling and other operating	162	158	185
Exploration	15	18	11
Depreciation, depletion and amortization	520	434	423
Impairments	—	3	—
Taxes other than income	95	103	104
General and administrative	82	88	73
Total costs and expenses	1,075	985	948
Income from operations	605	748	805
Net interest and other	(82)	(60)	(22)
Other net periodic benefit credits	3	2	4
Income before income taxes	$526	$690	$787
Provision (benefit) for income taxes	109	165	(517)
Net income	$417	$525	$1,304
Adjusted Net Income
Net income	$417	$525	$1,304
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	(5)	39	—
Proved property impairments	—	3	—
Exploratory dry well costs, unproved property impairments and other	10	12	—
Pension settlement	1	2	—
Unrealized (gain) loss on commodity derivatives	(2)	(22)	114
Unrealized (gain) loss on interest rate swaps	—	—	26
Acquisition transaction costs	1	18	—
Other	(1)	(2)	27
Provision (benefit) for income taxes related to special items(a)	(1)	(12)	(37)
Valuation allowance	—	—	(685)
Adjustments for special items	3	38	(555)
Adjusted net income(b)	$420	$563	$749
Per diluted share:
Net income	$0.66	$0.82	$1.78
Adjusted net income(b)	$0.67	$0.88	$1.02
Weighted average diluted shares	629	637	732
(a)We applied the estimated U.S. and state statutory rate of 22% to our special items.
(b)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(Per share)	2023	2022	2022
Adjusted Net Income Per Diluted Share
Net income	$0.66	$0.82	$1.78
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	(0.01)	0.06	—
Proved property impairments	—	—	—
Exploratory dry well costs, unproved property impairments and other	0.02	0.02	—
Pension settlement	—	—	—
Unrealized (gain) loss on commodity derivatives	—	(0.03)	0.16
Unrealized (gain) loss on interest rate swaps	—	—	0.04
Acquisition transaction costs	—	0.03	—
Other	—	—	0.03
Provision (benefit) for income taxes related to special items	—	(0.02)	(0.05)
Valuation allowance	—	—	(0.94)
Adjustments for special items	0.01	0.06	(0.76)
Adjusted net income per share(a)	$0.67	$0.88	$1.02
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(In millions)	2023	2022	2022
Segment income (loss)
United States	$425	$510	$661
International	89	129	115
Not allocated to segments	(97)	(114)	528
Net income (loss)	$417	$525	$1,304
Net operating cash flow before changes in working capital (Adjusted CFO)(a)
Net cash provided by operating activities	$865	$1,127	$1,067
Changes in working capital	77	(23)	213
Adjusted CFO(a)	$942	$1,104	$1,280
Free cash flow
Net cash provided by operating activities	$865	$1,127	$1,067
Cash additions to property, plant and equipment	(532)	(333)	(332)
Free cash flow	$333	$794	$735
Adjusted free cash flow(a)
Adjusted CFO(a)	$942	$1,104	$1,280
Adjustments:
Capital expenditures (accrued)(a)	(601)	(344)	(348)
EG return of capital and other financing(b)	(32)	3	8
Adjusted free cash flow(a)	$309	$763	$940
Reinvestment rate(a)	66%	31%	27%
Capital expenditures (accrued)(a)
Cash additions to property, plant and equipment	$(532)	$(333)	$(332)
Change in capital accrual	(69)	(11)	(16)
Additions to other assets	—	—	—
Capital expenditures (accrued)(a)	$(601)	$(344)	$(348)
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.
(b)Includes tax withholding for employee stock-based compensation of $30 million and $21 million for the first quarter 2023 and 2022, respectively.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
Net Production	2023	2022	2022
Equivalent Production (mboed)
United States	341	278	281
International	55	55	64
Total net production	396	333	345
Oil Production (mbbld)
United States	176	156	158
International	10	10	10
Total net production	186	166	168

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2023	2022	2022
United States - net sales volumes
Crude oil and condensate (mbbld)	176	156	158
Eagle Ford	74	62	53
Bakken	63	59	77
Oklahoma	12	10	12
Permian	25	20	11
Other United States(a)	2	5	5
Natural gas liquids (mbbld)	78	59	64
Eagle Ford	33	14	14
Bakken	18	22	26
Oklahoma	17	15	17
Permian	10	6	4
Other United States(a)	—	2	3
Natural gas (mmcfd)	522	371	350
Eagle Ford	222	93	80
Bakken	84	80	91
Oklahoma	153	143	132
Permian	61	40	30
Other United States(a)	2	15	17
Total United States (mboed)	341	277	280
International - net sales volumes
Crude oil and condensate (mbbld)	11	11	8
Equatorial Guinea	11	11	8
Natural gas liquids (mbbld)	6	6	7
Equatorial Guinea	6	6	7
Natural gas (mmcfd)	232	235	276
Equatorial Guinea	232	235	276
Total International (mboed)	56	56	61
Total Company - net sales volumes (mboed)	397	333	341
Net sales volumes of equity method investees
LNG (mtd)	2,112	1,653	3,489
Methanol (mtd)	1,378	1,328	982
Condensate and LPG (boed)	8,817	7,540	6,914
(a)Includes sales volumes from certain non-core proved properties in our United States segment.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2023	2022	2022
United States - average price realizations(a)
Crude oil and condensate ($ per bbl)(b)	$74.69	$84.29	$94.43
Eagle Ford	73.90	84.26	96.38
Bakken	75.81	84.93	93.80
Oklahoma	73.37	82.36	94.08
Permian	75.25	84.21	92.47
Other United States	69.23	81.74	88.79
Natural gas liquids ($ per bbl)	$24.27	$26.02	$37.32
Eagle Ford	24.36	26.47	35.50
Bakken	22.45	23.17	38.21
Oklahoma	25.95	30.14	38.02
Permian	24.39	25.82	35.29
Other United States	24.50	24.55	36.98
Natural gas ($ per mcf)	$2.95	$4.93	$4.79
Eagle Ford	2.83	4.99	4.51
Bakken	4.65	5.55	5.28
Oklahoma	2.64	4.95	4.71
Permian	1.86	3.83	4.54
Other United States	3.27	3.96	4.49
International - average price realizations
Crude oil and condensate ($ per bbl)	$58.57	$59.27	$59.63
Equatorial Guinea	58.57	59.27	59.63
Natural gas liquids ($ per bbl)	$1.00	$1.00	$1.00
Equatorial Guinea(c)	1.00	1.00	1.00
Natural gas ($ per mcf)	$0.24	$0.24	$0.24
Equatorial Guinea(c)	0.24	0.24	0.24
Benchmark
WTI crude oil (per bbl)	$75.99	$82.64	$95.01
Brent (Europe) crude oil (per bbl)(d)	$81.17	$88.56	$100.30
Mont Belvieu NGLs (per bbl) (e)	$25.33	$27.18	$38.24
Henry Hub natural gas (per mmbtu)(f)	$3.42	$6.26	$4.95
TTF natural gas (per mmbtu)	$16.72	$37.18	$33.33
(a)Excludes gains or losses on commodity derivative instruments.
(b)Inclusion of realized gains (losses) on crude oil derivative instruments would have have decreased average price realizations by $0.40 for the fourth quarter 2022 and by $2.00 for the first quarter 2022.
(c)Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and/or Equatorial Guinea LNG Holdings Limited, which are equity method investees. The Alba Plant LLC processes the NGLs and then sells secondary condensate, propane, and butane at market prices. Marathon Oil includes its share of income from each of these equity method investees in the International segment.
(d)Average of monthly prices obtained from Energy Information Administration website.
(e)Bloomberg Finance LLP: Y-grade Mix NGL of 55% ethane, 25% propane, 5% butane, 8% isobutane and 7% natural gasoline.
(f)Settlement date average per mmbtu.

The following table sets forth outstanding derivative contracts as of May 1, 2023, and the weighted average prices for those contracts:

	2023
	Second Quarter	Third Quarter	Fourth Quarter
Crude Oil
NYMEX WTI Three-Way Collars
Volume (Bbls/day)	10,000	10,000	10,000
Weighted average price per Bbl:
Ceiling	$97.59	$97.59	$97.59
Floor	$60.00	$60.00	$60.00
Sold put	$45.00	$45.00	$45.00
Natural Gas
Henry Hub Three-Way Collars
Volume (MMBtu/day)	50,000	50,000	50,000
Weighted average price per MMBtu:
Ceiling	$11.14	$11.14	$11.14
Floor	$4.00	$4.00	$4.00
Sold put	$2.50	$2.50	$2.50